Exhibit 99.1

Gesher I Acquisition Corp. Announces Separate Trading of its Ordinary Shares and Warrants

November 5, 2021 TEL AVIV, ISRAEL, October 12, 2021—(BUSINESS WIRE)—Gesher I Acquisition Corp. (Nasdaq: GIACU) (the “Company”) announced today that, commencing on or about November 9, 2021, holders of its units sold in the Company’s initial public offering may elect to separately trade the ordinary shares and warrants included in the units. The ordinary shares and warrants that are separated will trade on the Nasdaq Global Market (“Nasdaq”) under the symbols “GIAC” and “GIACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on Nasdaq under the symbol “GIACU.” Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and warrants.

Sponsored by principals at Varana Capital, High House Investments and Newtyn Management, Gesher I Acquisition Corp. is a Cayman Islands exempted company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to initially focus on target businesses located in Israel, particularly those conducting business internationally in Asia, Europe or North America. The Company is led by Ezra Gardner, Chief Executive Officer and Director, Omri Cherni, Chief Operating Officer and Director, and Chris Coward, Chief Financial Officer.

EarlyBirdCapital, Inc. acted as the sole book-running manager for the Company’s initial public offering which was consummated in October 2021. I-Bankers Securities, Inc. and Ingalls & Snyder, LLC acted as co-managers for the initial public offering.

A registration statement relating to the Company’s offer and sale of these securities was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on October 12, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:
Ezra Gardner, CEO

(212) 993-1560